Exhibit 99.1
NEWS RELEASE
For Release            For Release 7 AM EST, September 13, 2006,
Contact: Ray Singleton
                                (303) 296-3076
Basic Earth and Partners Spud Christmas Meadows Well
Denver, Colorado, September 13, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that, along with its partners, it has commenced drilling operations on the previously disclosed Table Top Unit #1, a 15,750 foot Overthrust test in Summit County, Utah. The Table Top Unit #1 began drilling on September 9, 2006 at 235 feet; the base of the conductor pipe that was set last summer. The well is currently at 775 feet drilling a 17 1/2 inch pilot hole in preparation to set 1,000 feet of 20 inch surface casing. Targeting the Frontier and Dakota formations, this wildcat is scheduled to take 100 days to drill. Basic has a 2 percent working interest in the well and anticipates spending $250,000 on this venture which is operated by Double Eagle Petroleum Company (DBLE).
Quoting Stephen H. Hollis, CEO of Double Eagle, “This prospect has been on hold since 1982 due to regulatory hurdles, because it is near the High Uinta Mountain Wilderness Area. First Amoco, then Chevron and now Double Eagle fought to be able to drill this well. Finally, we have a rig drilling this wildcat well.”
“With a rig on location and drilling operations underway, we applaud Double Eagle’s tenacity following their 12 year effort to see this project commenced,” added Ray Singleton, President of Basic. “Steve Hollis had a smile that was a mile wide Saturday as the huge rig started ‘turning to the right’. Our job now is to apply our engineering and operational skill to test this long coveted prospect as expeditiously as possible. It goes without saying, we have high hopes for this venture. With the upside exposure this entire project brings to Basic, the next few months should be exciting; a real swing for the fences opportunity.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarter ending June 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.